Exhibit 99.1

MIDDLESEX WATER REPORTS

THIRD QUARTER FINANCIAL RESULTS

Third Quarter Highlights

•	Revenues Increased 5.7%.
•	Net Income Rises by 14.6%

Iselin, NJ, (October 30, 2020) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported diluted earnings per share of $0.72, for the three months ended September 30, 2020, as compared to $0.66 per share in the same period in 2019.

Third Quarter Results

The Company reported consolidated operating revenues of $39.9 million for the three months ended September 30, 2020, as compared to $37.8 million for the same period in 2019. The $2.2 million increase in operating revenues was largely driven by higher water consumption by our retail and wholesale contract customers in the Middlesex System in New Jersey, customer growth in our Delaware systems and additional non-regulated revenues realized from our new contract, which commenced July 1, 2020, to operate and maintain the Borough of Highland Park, NJ water and wastewater systems.

“As the pandemic continues, our employees remain focused on delivering operational excellence and ensuring quality utility services in which our customers can have the greatest confidence,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “In addition to maintaining practices that help keep our employees and customers safe, we’re collaborating with state officials to help mitigate the financial consequences of the pandemic to customers as related to their water service and their ability to pay any outstanding balances,” added Doll. “We were also honored to be recognized recently with two awards – Middlesex Water Company was named a 2020 Top New Jersey Workplace and our Delaware subsidiary, Tidewater Utilities, Inc, was named a 2020 Superstar in Business. We thank our employees for their efforts that contribute to our winning company culture. Their dedication and commitment becomes even more apparent and critical during these uncertain times,” added Doll.

Operation and maintenance expenses for the three months ended September 30, 2020 increased $0.3 million from the same period in 2019. The increase was related to higher variable production costs due to increased customer water consumption and higher actuarially-determined employee benefit plan expenses.

Net income for the three months ended September 30, 2020 was $12.7 million, a $1.6 million increase from the same period in 2019. Diluted earnings per share were $0.72 and $0.66 for the three months ended September 30, 2020 and 2019, respectively.

Nine Month Results

Consolidated operating revenues for the nine months ended September 30, 2020 were $107.0 million, an increase of $5.1 million from the same period in 2019, primarily due to increased customer water consumption in our Middlesex and Delaware systems and customer growth in Delaware. For the nine months ended September 30, 2020, diluted earnings per share were $1.71 as compared to $1.55 for the same period in 2019.

Operation and maintenance expenses for the nine months ended September 30, 2020 increased $2.2 million from the same period in 2019 due to higher variable production costs related to increased customer water consumption and higher employee benefit plan expenses.

The benefit from income taxes for the nine months ended September 30, 2020 increased $1.6 million from the same period in 2019, primarily due to the approved regulatory accounting treatment of tax benefits associated with the adoption of Internal Revenue Service tangible property regulations.

Board Declares Dividend

As previously announced on October 21, 2020, our Board of Directors declared a cash dividend of $0.2725 per common share payable December 1, 2020 to shareholders of record as of November 13, 2020.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  Named a 2020 Top Workplace in New Jersey and a 2020 Superstar in Business in Delaware, Middlesex is diligently focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more, visit our website and follow us on Facebook, Twitter and LinkedIn.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Operating Revenues	$39,920	$37,769	$106,965	$101,859

Operating Expenses:
Operations and Maintenance	17,949	17,669	52,761	50,569
Depreciation	4,721	4,246	13,798	12,415
Other Taxes	4,073	3,871	11,318	10,913

Total Operating Expenses	26,743	25,786	77,877	73,897

Operating Income	13,177	11,983	29,088	27,962

Other Income (Expense):
Allowance for Funds Used During Construction	953	871	2,871	2,030
Other Income (Expense), net	444	(4)	1,164	(142)

Total Other Income, net	1,397	867	4,035	1,888

Interest Charges	1,906	1,996	5,521	4,984

Income before Income Taxes	12,668	10,854	27,602	24,866

Income Taxes	(69)	(265)	(2,516)	(952)

Net Income	12,737	11,119	30,118	25,818

Preferred Stock Dividend Requirements	30	30	90	102

Earnings Applicable to Common Stock	$12,707	$11,089	$30,028	$25,716

Earnings per share of Common Stock:
Basic	$0.73	$0.67	$1.72	$1.56
Diluted	$0.72	$0.66	$1.71	$1.55

Average Number of
Common Shares Outstanding :
Basic	17,466	16,610	17,455	16,520
Diluted	17,581	16,757	17,570	16,673